Exhibit 1A-15.B

THE “COINS” (AS DEFINED BELOW) ARE PROVIDED SOLELY ON THE TERMS AND CONDITIONS SET FORTH IN THIS AGREEMENT AND ON THE CONDITION THAT THE COIN HOLDER (AS DEFINED BELOW) ACCEPTS AND COMPLIES WITH THEM. THE “COIN HOLDER” (AS DEFINED BELOW): (A) ACCEPTS THIS AGREEMENT AND AGREES THAT IT IS LEGALLY BOUND BY ITS TERMS; AND (B) REPRESENTS AND WARRANTS THAT: (I) THE COIN HOLDER IS OF LEGAL AGE TO ENTER INTO A BINDING AGREEMENT; AND (II) IF THE COIN HOLDER IS A CORPORATION, GOVERNMENTAL ORGANIZATION, OR OTHER LEGAL ENTITY, THE PERSON AGREEING TO THIS AGREEMENT HAS THE RIGHT, POWER, AND AUTHORITY TO ENTER INTO THIS AGREEMENT ON BEHALF OF THE COIN HOLDER AND BIND THE COIN HOLDER TO ITS TERMS. IF THE COIN HOLDER DOES NOT AGREE TO THE TERMS OF THIS AGREEMENT, THE COMPANY (AS DEFINED BELOW) WILL NOT AND DOES NOT AGREE TO OFFER AND/OR SELL ANY COINS TO THE COIN HOLDER.

THE COINS WHICH ARE THE SUBJECT OF THIS AGREEMENT HAVE NOT BEEN APPROVED, OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION, OR ANY STATE SECURITIES COMMISSION, PASSED UPON THE ACCURACY OR ADEQUACY OF ANY INFORMATION GIVEN TO THE PURCHASER OF SUCH COIN.

FURTHER, THE COINS HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, AND HAVE BEEN SOLD IN RELIANCE UPON THAT CERTAIN EXEMPTION FROM REGISTRATION SET FORTH IN RULE 251, ET SEQ. (17 CFR 230.251, ET SEQ.) PROMULGATED THEREUNDER (RULE 251, TOGETHER WITH ALL RELATED STATUTES, RULES AND REGULATIONS, BEING REFERRED TO INDIVIDUALLY AND COLLECTIVELY HEREIN AS “REGULATION A”).

The Coins are provided, controlled, operated and administered by the Company from its offices within the United States of America. The Company makes no representation that the Coins are appropriate or available for use at other locations outside of the United States and access to them from territories where their contents/use are illegal is expressly prohibited. If the Coin Holder is located outside of the United States, the Coin Holder is, and will at all times be, solely responsible for compliance with all applicable local laws with respect to the acquisition and ownership of the Coins.

COIN RIGHTS AGREEMENT

This COIN RIGHTS AGREEMENT (as the same may be amended or modified from time to time pursuant to the terms hereof, this “Agreement”) is an agreement between CERES COIN LLC, a Delaware limited liability company (the “Company”) and each Coin Holder (as defined below) and governs each Coin Holder’s rights and restrictions in connection with the ownership of the respective Coin(s) (as defined below) held by such Coin Holder. A copy of the most current version of this Agreement is, and will be, made available on the Company’s website at www.cerescoin.io.

RECITALS:

A.       The Company previously filed that certain Offering Statement (File No. __________) with the Securities and Exchange Commission (“SEC”) on [_____________, 2020] (as the same may be amended, modified, restated or supplemented from time to time, the “Offering Statement”). The Offering Statement describes, among other things, the offer and sale of certain “Coins” (each a “Coin”) by the Company, each of which will be identified by a unique identification number (respectively, the “Coin ID Number”).

B.       While the Coins are, and will at all times be, electronic assets, the Company intends by this Agreement to contractually define its rights and obligations to each Coin Holder (as defined below), and each Coin Holder’s rights, obligations and restrictions with respect to their ownership of the respective Coin(s).

C.       The Company has agreed to be bound by all of the terms and conditions of, and will for so long as any Coin(s) are issued and outstanding be deemed a party to, this Agreement with respect to such Coin(s).

D.       Each Coin Holder, in connection with the acquisition of his/her/its respective Coin(s) and as a condition of such acquisition, has agreed to be bound by all of the terms and conditions of, and will for so long as such Coin Holder is the holder of any Coin(s) be deemed a party to, this Agreement with respect to such Coin(s).

E.       Each Coin Holder further acknowledges and understands that certain transactions related to the Coins (including certain Coin purchase/sale transactions and payments to be made between the parties) as provided for herein will be affected through the chaincode which is the Coin and may not require any further action or consent by the Coin Holder or the Company.

NOW THEREFORE, in mutual consideration of the covenants and agreements contained herein, the parties agree as follows:

1.       Definitions. As used herein the following terms will have the following meanings:

(a)       “Affiliate” means, with respect to the Company, any Person controlling, controlled by, or under common control with the Company. For purposes of the foregoing, “control” of a Person will mean the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting capital securities, by contract, or otherwise.

(b)       “AML/KYC Verifications” means, with respect to a particular Coin Holder, all Anti-Money Laundering (AML) and Know Your Customer (KYC) verifications (and the like) deemed necessary or desirable by the Company from time to time with respect to such Coin Holder. Without limiting the generality of the foregoing, the term “AML/KYC Verifications” as used herein will include any and all agreements, documents and the like necessary in order for the Company to with all Applicable Laws concerning money laundering and related activities, including the United States Bank Secrecy Act, the United States Money Laundering Control Act of 1986 or the United States International Money Laundering Abatement and Anti-Terrorist Financing Act of 2001.

(c)       “Applicable Law” means, with respect to any Person or matter, any and all laws, statutes, ordinances, rules, regulations, judgments, decrees or orders of any state, federal or local government or agency which are applicable to such Person/matter. Without limiting the generality of the foregoing, the term “Applicable Law” will, where applicable, specifically include all relevant Securities Laws.

(d)       “Banking Body” means, individually and collectively as the case may be: (i) any banking or other financial institution directly engaged by the Company in connection with the operation of the Company’s business (or any portion thereof); and (ii) any federal, state or local regulatory or other agency or authority having jurisdiction over the any such banking/financial institution. Without limiting the generality of the foregoing, the term Banking Body as used herein will specifically include each banking/financial institution where a Clearing Account is established and each banking/financial institution engaged, or otherwise involved in, the purchase/sale/transfer of the Coins.

(e)       “Blockchain Business” means the Company’s ownership and maintenance of the Framework and the Coins.

(f)       “Buyback” has the meaning given such term in Section 4(a).

(g)       “Clearing Account” means, with respect to a particular Coin Holder, that certain bank, brokerage, or other account specified by such Coin Holder to the Company from time to time with respect to the payment of amounts payable to such Coin Holder hereunder.

(h)       “Coin Distribution Year” means, respectively: (i) the portion of the calendar year commencing on the date of the first sale of a Coin and ending on (and including) December 31, 2019; (ii) the calendar year commencing on (and including) January 1, 2020 and ending on (and including) December 31, 2020; and (iii) the calendar year commencing on (and including) January 1, 2021 and ending on (and including) December 31, 2021.

(i)       “Coin Holder” or “Coin Holders” means, individually and collectively as the case may be and as of any given time, each Person who then holds a Coin pursuant to the Coin Ledger.

(j)       “Coin Ledger” has rhe meaning given such term in Section 8(a).

(k)       “Coin Offering” means the offer and sale of the Coins as described in the Offering Statement.

(l)       “Coin Offering Expiration Date” means the first to occur of: (i) the date all of the Coins made part of the Coin Offering have been sold; and (ii) the date the Company shall have filed the necessary supplement(s) to/termination of the Offering Statement to facilitate the termination of the Coin Offering and the same shall have been duly accepted by the SEC (and by all other applicable Regulatory Authorities, if any).

(m)       “Credit” has the meaning given such term in Section 4(c)(i).

(n)       “Distributable Transaction Fees” means, for a given Coin Distribution Year, an aggregate amount calculated as follows:

(i)       for the portion of the aggregate Transaction Fees actually received by the Company during the subject Coin Distribution Year up to (and including) $1,000,000, an aggregate amount equal to one percent (1%) of such fees (rounded down to the nearest whole dollar); plus

(ii)       for the portion of the aggregate Transaction Fees (if any) actually received by the Company during the subject Coin Distribution Year which are greater than $1,000,000 but less than (or equal to) $10,000,000, an aggregate amount equal to two percent (2%) of such fees (rounded down to the nearest whole dollar); plus

(iii)       for the portion of the aggregate Transaction Fees (if any) actually received by the Company during the subject Coin Distribution Year which are greater than $10,000,000, an aggregate amount equal to three percent (3%) of such fees (rounded down to the nearest whole dollar).

(o)       “Distribution Interest” means, with respect to a particular Coin Holder and for a particular Coin Distribution Year, a percentage equal to the result of the following: (i) the total number of Coins purchased by the subject Coin Holder during the subject Coin Distribution Year; divided by (ii) the total number of Coins purchased by all Coin Holder during the subject Coin Distribution Year.

(p)       “Face Amount” means an amount equal to one-cent ($0.01) per Coin.

(q)       “Framework” means that certain private, blockchain-based, transaction framework established by the Company for use (initially) to facilitate transactions in the legal cannabis industry. As used herein, the term “Framework” will include that certain “Framework” described in detail in the Offering Statement and all future annotations/derivations thereof.

(r)       “Framework Account” means, with respect to a particular Coin Holder, that certain unique user account held by such Coin Holder on the Framework.

(s)       “Liquidation” means, with respect to the Company and/or the Blockchain Business (as applicable), as applicable: (i) the sale (in one or more related transactions) or other transfer of substantially all of the assets of, or otherwise related to, the same; and/or (ii) the voluntary or involuntary liquidation, winding up or other termination of the same.

(t)       “Majority Consent” means, with respect to any Proposed Amendment submitted to a vote of the Coin Holders pursuant to Section 11(d)(i), the affirmative vote (or deemed affirmative vote pursuant to Section 11(d)(i) below) of the Coin Holders owning at least fifty-one percent (51%) of the then issued and outstanding Coins (if any).

(u)       “Person” means any individual, firm, corporation, business enterprise, trust, association, joint venture, partnership, limited liability company, governmental body or other entity, whether acting in an individual, fiduciary or other capacity.

(v)       “Purchaser Wallet” means a Wallet held by, or otherwise for the benefit of, a retail customer for holding/managing/transferring Coins within the Framework. Notwithstanding anything to the contrary herein, the term “Purchaser Wallet” will not include any Wallet held by, or for the benefit of, any commercial/business entity (including any product/service-provider or other business).

(w)       “Qualified Agent” means a third-party transfer agent or other intermediary that is qualified to provide the subject service(s). For the avoidance of doubt, any Affiliate of the Company may act as a Qualified Agent for purposes of this Agreement to the extent such entity is qualified to provide the subject service(s).

(x)       “Regulatory Authority” means, individually and collectively as the case may be: (i) the government of the United States of America (or any other nation), or of any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of, or otherwise pertaining to, government; and (ii) any other federal, state or local regulatory or other agency or authority having jurisdiction over the Company, the Coins and/or the Company’s business (or any portion thereof). Without limiting the generality of the foregoing, the term Regulatory Authority as used herein will specifically include the SEC, the U.S. Commodity Futures Trading Commission and the Financial Industry Regulatory Authority (“FINRA”).

(y)       “Securities Laws” means, individually and collectively as the case may be: (i) the Securities Act of 1933 (15 U.S.C. 77a, et seq.), as amended and in effect; (ii) the Securities Exchange Act of 1934 (15 U.S.C. 78a et seq.), as amended and in effect; (iii) any and all “blue sky” laws applicable to the Coins and/or the transfer thereof; and (iv) any and all regulations from time to time promulgated under one or more of the foregoing. Without limiting the generality of the foregoing, the term “Securities Laws” will specifically include Regulation A and all related SEC and FINRA regulations.

(z)       “Sound Accounting Principles” means generally accepted accounting principles (GAAP), or such other sound accounting principles or methods utilized by Company, in its reasonable discretion, applied on a consistent basis; provided that the term “Sound Accounting Principes,” as used herein, with respect to any interim financial statements, calculations or other matters will be deemed subject to any and all applicable fiscal year-end adjustments and footnotes made in accordance with GAAP (or such other sound accounting principles or methods utilized by Company, in its reasonable discretion) applied on a consistent basis.

(aa)     “SP Wallet” means a Wallet held by, or otherwise for the benefit of, any person other than a retail customer for holding/managing/transferring Coins within the Framework. Notwithstanding anything to the contrary herein, the term “SP Wallet” will not include any Wallet held by, or for the benefit of, any retail customer.

(bb)     “Transaction Fees” means, as applicable and at any given them, the respective transaction fee then being charged by the Company for the subject Coin transaction as provided in Section 3 herein.

(cc)     “Wallet” means a cryptographic wallet established on the Framework.

2.       Coin Holder Requirements; Restrictions; Automatic Rejection. The parties hereby acknowledge and agree as follows:

(a)       The Coins may only be acquired, held and used: (i) in increments equal to the Face Amount (i.e. no fractional interests); and (ii) by active users of, and solely within, the Framework.

(b)       In addition to the foregoing, any Person who desires to buy/accept a Coin(s) will be required to have an active Framework Account and an active Wallet. Further, each Coin Holder agrees, at any time and from time to time at the request of the Company, to promptly execute and deliver (or cause to be executed and delivered) such documents and instruments, and take all such actions, as the Company may require in connection with the establishment/maintenance of such Coin Holder’s respective Framework Account and/or Wallet (specifically including all of the same necessary in order to satisfy all applicable AML/KYC Verifications established from time to time by the Company).

(c)       Notwithstanding the foregoing or anything to the contrary herein, each Person who desires to buy/accept a Coin(s) acknowledges that: (i) the Framework is hardcoded not to permit, and to automatically reject, any and all orders/purchases of Coins which would cause the aggregate dollar amount of all Coins sold in any given twelve (12) month period to exceed $20,000,000; and (ii) the Company will not be liable to any Person, in any manner whatsoever, for any costs, losses or other damages caused as a result of, or otherwise related to, the rejection of any order/purchase of Coins.

3.       Transaction Fees. The parties hereby acknowledge and agree that each of the following transactions will require the payment of the respective Transaction Fee by, and to, the respective Persons identified below:

(a)       In connection with any purchase of a Coin(s) from the Company, and solely to the extent such Coins are paid for in cash (i.e. not by the use of any Credits), the respective purchasing Person will pay to the Company, and the Company will be entitled to receive, a Transaction Fee equal to $0.020 per $1 of total Coins purchased, with such amount to be paid by way of offset to the respective total amount of Coins to be transferred to, and received by, such Person and deemed fully earned and non-refundable once so paid.

(b)       In connection with any transfer of a Coin(s) by a Coin Holder to any Person (other than the Company), the respective transferring Coin Holder will pay to the Company, and the Company will be entitled to receive a Transaction Fee equal to $0.005 per $1 of total Coins transferred, with such amount to be paid by way of offset to the total amount of Coins to be transferred to, and received by, the receiving Person and deemed fully earned and non-refundable once so paid.

(c)       In connection with any exchange of a Credit(s) for cash solely to the extent the subject Credits(s) are the result of the exercise of a Put Option and the same are then held in an SP Wallet, the respective exchanging Person will pay to the Company, and the Company will be entitled to receive, a Transaction Fee equal to $0.020 per $1 of total Credits exchanged, with such amount to be paid by way of offset to the respective total amount of cash to be paid to such Person and deemed fully earned and non-refundable once so paid. For the avoidance of doubt, the payment of a Transaction Fee will not be required in connection with:

(i)       any exchange of a Credit(s) for cash where such Credit(s) are held in any Wallet other than an SP Wallet; and/or

(ii)       any exchange of a Credit(s) for cash where such Credit(s) are the result of the exercise of the Company’s Call Option.

For the avoidance of doubt any purchase/transfer of Coins not specifically identified above will not require the payment of a Transaction Fee.

4.       Put/Call Options; Buyback Rights and Obligations of the Company.

(a)       To the extent any Coins are issued and outstanding, the following will apply:

(i)       The Company will have the right, privilege and option (respectively, a “Call Option”) to call and purchase from the then current Coin Holder(s) (and to cause such Coin Holder(s) to sell to the Company) all, of the then outstanding Coins held by such Coin holders. The Company may exercise its Call Option at any time following (and subject to) the Coin Offering Expiration Date, in its sole discretion and without further consent of the respective Coin Holder(s), by delivering notice of such exercise to the respective Coin Holder(s). Such notice will identify the total number of Coins to be purchased by the Company and be delivered to the Framework Account of the respective Coin Holder(s).

(ii)       Each Coin Holder will at all times have the right, privilege and option (respectively, a “Put Option”) to put and sell to the Company (and to cause the Company to purchase from such Coin Holder) all, or any portion, of the then outstanding Coins held by such Coin Holder(s). A Coin Holder may exercise its Put Option, at any time (and from time to time) in his/her/its sole discretion and without further consent of the Company, by delivering notice of such exercise to the Company. Such notice will identify the total number of Coins to be sold to the Company and be delivered via (and as provided on) the Framework Account of the respective Coin Holder(s).

For all purposes hereof, any purchase and sale of Coins pursuant to Section 4(a)(i) or Section 4(a)(ii) above will be referred to as a “Buyback.”

(b)       In connection with any Buyback, each applicable Coin Holder will be entitled to receive, and the Company will pay to such Coin Holder, an aggregate amount equal to the respective total number of Coins being purchased/sold multiplied by the Face Amount (such amount, respectively, the “Buyback Price”). For the avoidance of doubt any transfer of Coins in connection with a Buyback will not require the payment of a Transaction Fee.

(c)       The aggregate Buyback Price to be paid by the Company to a particular Coin Holder in connection with a Buyback will ultimately be payable in cash. However, each Coin Holder acknowledges and agrees that:

(i)       immediately following a Buyback the respective total Buyback Price payable to such Coin Holder will be reflected as a credit (each a “Credit”) on the Framework Account of such Coin Holder; and

(ii)       such Coin Holder may, in its discretion at any time and via (and as provided on) the Framework Account of such Coin Holder, elect to:

(1)       have such Credit paid out (in whole or in part) in cash by the Company; and/or

(2)       if such Credit is received in connection with the exercise of the subject Coin holders Put Option, use such Credit (in whole or in part) to purchase additional Coins; and

(iii)       if, and to the extent, such Coin Holder elects to have any Credit paid out (in whole or in part) in cash by the Company, the Company is authorized and directed to make such cash payment (less any applicable Transaction Fees), by wire or ACH transfer (at the option of the Company) of immediately available U.S. Dollars, to the then last known Clearing Account for such Coin Holder.

(d)       Each Buyback, including the issuance of the respective Credit to each Coin Holder pursuant to this Section 4(c)(i) above, will be conducted automatically via the Framework within twenty-four (24) hours from delivery of the respective exercise notice and without further consent of, or notice to, the subject Coin Holder.

(e)       Notwithstanding anything herein or otherwise to the contrary, the Company hereby acknowledges and covenants that:

(i)       the Company will cause any and all proceeds received by the Company from the sale of the Coins (other than all associated Transaction Fees earned by the Company) to be at all times specifically segregated and reserved by the Company to facilitate the Buyback of the Coins as provided in this Section 4; and

(ii)       in connection with any Liquidation of the Company and/or its Blockchain Business, the Company will: (1) if prior to the Coin Offering Expiration Date, cause the Coin Offering to be immediately terminated by filing the necessary supplement(s) to/termination of the Offering Statement with the SEC (and with all other applicable Regulatory Authorities, if any); and (2) immediately following the effective termination of the Coin Offering, cause a Buyback (i.e. exercise its Call Option) of all then outstanding Coins as part of such Liquidation and will use any and all such reserved funds then held by the Company pursuant to Section 4(e)(i) above solely and specifically to facilitate such Buyback.

(f)       In connection with any transfer of Coins to the Company pursuant to a Buyback, such Coins will immediately be deemed terminated and such Coins (as identified by their respective Coin ID Numbers) will no longer be available for resale/reissuance by the Company.

5.       Income Participation Rights; Distributions; Reports.

(a)       Those Persons who purchase a Coin(s) from the Company during a particular Coin Distribution Year will, as a group, be entitled to share in the total Distributable Transaction Fees, if any, actually received by the Company during such Coin Distribution Year (with the respective amount, per Person, being rounded down to the nearest whole cent).

(b)       All amounts payable to the Coin Holders pursuant to Section 5(a) above will be

(i)       calculated by the Company annually (in accordance with Sound Accounting Principles, consistently applied) as of the end of each Coin Distribution Year (each such date, respectively, a “Coin Distribution Record Date”) for the immediately preceding Coin Distribution Year; and

(ii)       distributed, within thirty (30) days after the respective Coin Distribution Record Date, by the Company to, and among, the respective Coin Holders of record as of such Coin Distribution Record Date (as determined pursuant to the Coin Ledger), pari-passu and pro-rata according to their respective Distribution Interest.

(c)       The Company will:

(i)       promptly (and in any event within thirty (30) days) following the expiration of each Coin Distribution Year, deliver a report (each such report, a “Periodic Report”) to each Coin Holder that purchased a Coin during the subject Coin Distribution Year (as determined pursuant to the Coin Ledger). Each such Periodic Report will include, at a minimum:

(1)       an identification of the total number of Coins sold during the subject Coin Distribution Year;

(2)       an identification of the total, aggregate, amount of all Transaction Fees collected by the Company during the subject Coin Distribution Year; and

(3)       an identification, and related calculation, of the total Distributable Transaction Fees to be distributed with respect to subject Coin Distribution Year.

(ii)       promptly (and in any event within thirty (30) days) after filing, deliver to each then Coin Holder (as determined pursuant to the Coin Ledger), or otherwise provide each such Coin Holder with access to, copies of all semiannual and annual reports (including related financial statements), and all other filings, made by the Company to the SEC (or any other applicable Regulatory Authority) with respect to the Coins.

(d)       Notwithstanding the foregoing or anything to the contrary herein, the parties hereby acknowledge and agree that:

(i)       any and all calculations of Distributable Transaction Fees and/or amounts payable to the Coin Holders by, or otherwise on behalf of, the Company pursuant to this Section 5, will be made solely by the Company (either directly or via the code underlying the chaincode which is the Coin) and all such calculations will be binding and conclusive absent demonstrable error;

(ii)       to the extent that any year-end or other accounting adjustments to one or more of the components used in determining Distributable Transaction Fees are made by the Company (in its discretion) after a particular distribution is made to a Coin Holder pursuant to this Section 5, and such accounting adjustments, if made prior to the subject distribution, would have increased or decreased the actual amount paid to such Coin Holder pursuant to this Section 5, the resulting difference will be treated as an addition to or offset against (as applicable) the amount of the next distribution payable with respect to the subject Coins pursuant to this Section 5 (provided that if there are no further distributions to be made under this Section 5 the Company shall promptly pay any additional amounts owed to the respective Coin Holders promptly after the making of the subject accounting adjustments) and will not result in the retroactive clawback of any amounts previously distributed pursuant to this Section 5; and

(iii)       any dispute with respect to the calculation, amount and/or payment of any amount paid or payable to the Coin Holders (or any of them) pursuant to this Section 5 will be handled in the manner provided in, and subject to the terms of, Section 11(k) below.

6.       Acknowledgement of Limited Rights of Coin Holders. Each of the parties acknowledges and agrees that:

(a)       the Coins are not, and will not, be considered equity interests of the Company;

(b)       the Coin Holders will not, solely by virtue of being the owner of a Coin, have (or otherwise be entitled to) any “preemptive rights,” “drag-along rights,” “tag-along rights,” or similar rights which the holders of the Company’s equity interest may now or hereafter have;

(c)       except to the extent specifically provided in Section 11(d)(i) below or as otherwise required by Applicable Law, the Coin Holders will not be entitled, or otherwise have, any vote (or any other say) on any matter regarding, or otherwise have any information rights with respect to, the Company or its business;

(d)       except to the extent specifically provided Sections 4 and 5 above the Coin Holders will not be entitled, or otherwise have any right, to receive any distribution from, or to otherwise participate in any proceeds received by, the Company (including in connection with any Liquidation of the Company or its Blockchain Business); and

(e)       except as otherwise specifically provided herein, the Coin Holders will not be entitled, or have any claim whatsoever, to any equity or other interest in the Company or any of its assets.

7.       Transfers.

(a)       Each of the Coins may be freely sold and transferred by the respective Coin Holder at any time, provided that

(i)       the Coins may only be acquired, held and transferred in whole number increments (i.e. no fractional interests);

(ii)       the Coins may only be transferred through and within the Framework and only to a Person who then has an active Framework Account and an active Wallet; and

(iii)       any such transfer of Coins may only be made in compliance with all applicable Securities Laws (as determined by the Company, in its sole discretion).

(b)       Notwithstanding the foregoing, each Coin Holder acknowledges that: (i) the Framework is hardcoded not to permit, and to automatically reject, any and all transfers of Coins which do not, in any way, comply with Section 7(a) above; and (ii) the Company will not be liable to any Person, in any manner whatsoever, for any costs, losses or other damages caused as a result of, or otherwise related to, the rejection of any such prohibited transfer.

8.       Coin Ledger.

(a)       The Company will establish and continuously maintain (or otherwise cause to be continuously maintained), in as current a form as is commercially and technologically possible, a ledger (such ledger, the “Coin Ledger”) identifying, at a minimum: (i) the name and last known mailing address of each Coin Holder (and each designee of such Coin Holder, as applicable); (ii) the number of all Coins held by each Coin Holder; (iii) the respective Coin ID Numbers of all Coins held by each Coin Holder; and (iv) the last known Clearing Account of each Coin Holder. Without limiting the generality of the foregoing, the Company will cause the Coin Ledger to be updated as, when, and to the fullest extent, necessary to reflect, in real time, any and all transfers of Coins; including reflecting any and all transfers of Coins to the Company, and the cancellation of the same, in connection with a Buyback.

(b)       The Coin Ledger will be held in strict confidentiality by the Company (and/or the applicable Qualified Agent), provided that:

(i)       a particular Coin Holder will be entitled, at any time via such Coin Holders respective Framework Account, to receive a record of such Coin Holder’s respective Coin ownership (and all Credits, if any, then allocated to such holder as a result of such Coin ownership); and

(ii)       the Company (and/or the applicable Qualified Agent) will be expressly permitted, at any time and from time to time and without further notice to any Coin Holder, to provide access to/copies of any portion (or all) of the information then provided for in the Coin Ledger if, and to the extent, requested by any Banking Body and/or Regulatory Agency.

9.       Qualified Agents.

(a)       Notwithstanding anything to the contrary provided herein, the Company will be expressly permitted to (at any time and from time to time) assign any one or more of its administrative obligations hereunder with respect to the Coins to one or more Qualified Agents. Without limiting the generality, the Company may engage one or more Qualified Agents to:

(i)       maintain and manage the Framework (or any portion thereof);

(ii)       maintain and manage the Coin Ledger (including keeping the same continuously updated and/or maintaining and ensuring the confidentiality and security of all of the information provided therein);

(iii)       direct and/or facilitate (to the extent manually required) any and all payments to be made under the Coin to the Coin Holders; and/or

(iv)       act as the primary liaison between the Company and the Coin Holders.

(b)       If, and to the extent, the Company engages a Qualified Agent it will promptly (and in any event within five (5) business days) give each holder of a then active Framework Account written notice of the same (each such notice, an “QA Notice”). Each such QA Notice will include, at a minimum: (i) the name of the respective Qualified Agent and the contact information of the principal contact of such Qualified Agent; and (ii) a reasonable description of the particular administrative obligations of the Company assigned to such Qualified Agent.

10.       Electronic Transactions; Payments to Coin Holders.

(a)       Notwithstanding anything to the contrary herein, the parties hereby acknowledge and agree that:

(i)       all Coins will be issued, and all times held, in digital form only;

(ii)       all of the rights, obligations and restrictions of the Coin Holders provided for herein will be codified into, and made part of, the chaincode which is the Coin; and

(iii)       except for cash payments to be made to a particular Coin Holder in connection with the pay out of any Credit, all payments to be made to/by the Company and/or any Coin Holder hereunder will, to the fullest extent permitted by the chaincode which is the Coin, be made automatically and electronically at the times, and in the manner, provided herein;

(iv)       all payments to be made to a Coin Holder(s) hereunder (in particular those to be made pursuant to Sections 4 or Section 5 above) will made by the Company electronically, by wire or ACH transfer (at the option of the Company) of immediately available U.S. currency, to the then last known Clearing Account for such Coin Holder; and

(1)       it will be the sole and absolute responsibility of each Coin Holder to update the respective Framework Account of such Coin Holder as/when necessary to reflect any changes with respect to the Clearing Account of such Coin Holder identified therein; and

(2)       neither the Company, nor any of its Affiliates, officers, directors, managers, employees and/or agents, will have any liability to any Coin Holder whatsoever, and each Coin Holder indemnifies and holds each such Person harmless, for ANY payment(s) not received by such Coin Holder as a result of such Coin Holder’s failure to advise the Company of any changes to his/her/its respective Clearing Account.

(b)       Each Coin Holder consents to receive electronically (pursuant to Section 11(f)(i) below) any and all documents, communications, notices, contracts, and agreements arising from, or otherwise relating in any way to, the Coins and/or such Coin Holder’s ownership of the same (including all Periodic Reports (and other filings and reports), Call Option notices, PA Notices and QA Notices and all applicable U.S. Internal Revenue Service Form 1099 notices and/or other applicable Forms/disclosures).

11.       Miscellaneous.

(a)       Binding Agreement. This Agreement constitutes the valid and legally binding obligation of the Company. Each Coin Holder, by virtue of their purchase (or other acceptance) of a Coin, irrevocably agrees to be bound by all of the terms and conditions of this Agreement with respect to all Coins at any time held by (or otherwise on behalf of) such Coin Holder and all rights of such Coin Holder as the holder of such Coins.

(b)       Severability. Wherever possible, each provision of this Agreement will be interpreted in such manner as to be effective and valid under Applicable Law. Any term or provision of this Agreement that is invalid or unenforceable in any situation will not affect the validity or enforceability of the remaining terms and provisions hereof or the validity or enforceability of the offending term or provision in any other situation. In the event that any clause, term, or condition of this Agreement will be held invalid or contrary to law: (i) this Agreement will remain in full force and effect as to all other clauses, terms, and conditions; (ii) the subject clause, term, or condition will be revised to the minimum extent necessary to render the modified provision valid, legal and enforceable; and (iii) the remaining provisions of this Agreement will be amended to the minimum extent necessary so as to render the Agreement as a whole most nearly consistent with the parties’ intentions in light of the modification or removal of the invalid or illegal provision.

(c)       Entire Agreement. This Agreement, together with the Offering Statement and the chaincode which is the Coin, constitutes the entire agreement between the parties with respect to the Coins and supersedes all prior understandings (whether verbal or written), if any, with respect thereto. No representations or statements of any kind made by the Company, which are not expressly stated herein or therein will be binding on the Company.

(d)       Amendments.

(i)       Neither this Agreement, nor any term hereof, may be amended, modified or waived, except with the affirmative consent of the Company and Majority Consent. The Company will give each Coin Holder written notice (each such notice, a “PA Notice”) of any proposed amendment for which the Company requests consent (each a “Proposed Amendment”) and will, at the expense of the Company and together with such PA Notice, furnish to each Coin Holder all such documents and information as may be reasonably necessary (in the reasonable discretion of the Company) in order to enable the Coin Holders to properly evaluate, and make a reasonably informed decision regarding, the subject Proposed Amendment. Each PA Notice will also specify the manner in which the Coin Holders may submit their respective approval/disapproval of the subject Proposed Amendment (whether electronically or otherwise). The failure of any Coin Holder to approve or disapprove any Proposed Amendment within ten (10) days after the date the respective PA Notice is delivered (or deemed to be delivered pursuant to Section 11(f)(iii) below), will be deemed an affirmative approval by such Coin Holder of the subject Proposed Amendment for all purposes of determining Majority Consent to such Proposed Amendment pursuant to this Section 11(d)(i).

(ii)       Notwithstanding the foregoing, each of the Coin Holders acknowledges and agrees that the Company may unilaterally amend, modify or otherwise supplement this Agreement, without further notice to, or consent of, any of the Coin Holders to the fullest extent necessary:

(1)       to conform this Agreement (or any of the terms hereof) to evidence, effectuate, or otherwise and adhere to, the terms and conditions provided in the Offering Statement with respect to the Coins;

(2)       to fully comply with any direction of the SEC and/or any other regulatory agency now or hereafter governing the Coins;

(3)       to increase, decrease or otherwise modify (in any way) any Transaction Fee; and/or

(4)       to amend, add or otherwise modify (in any way) any transaction which requires the payment of a Transaction Fee.

provided that, in connection with any amendment made by the Company pursuant to this Section 11(d)(ii) the Company will promptly (and in any event within fifteen (15) business days) from the approval of such amendment give each then Coin Holder written notice (each such notice, an “Amendment Notice”) describing the subject amendment in reasonable detail and will, at the expense of the Company and together with such Amendment Notice, furnish to each such Coin Holder all such documents and other information (if any) as may be reasonably necessary (in the reasonable discretion of the Company) in order to enable the Coin Holders to properly understand the subject amendment (including, where applicable, copies of all filings made by the Company to the SEC and/or any other applicable Regulatory Authority with respect to the subject amendment); and provided further that, in connection with any amendment made by the Company pursuant to Section 11(d)(ii)(3) or Section 11(d)(ii)(4) above, such amendment will not be or become effective prior the date that is two (2) business days after the date the respective Amendment Notice is delivered (or deemed to have been delivered pursuant to Section 11(f)(iii) below).

(e)       Construction. Caption headings in this Agreement are for convenience purposes only and are not to be used to interpret or define the provisions of this Agreement. Whenever the context requires or permits, the singular will include the plural, the plural will include the singular, and the masculine, feminine and neuter will be freely interchangeable. Any and all uses of the term “including” herein means including without limitation, or including but not limited to, and will not be deemed to be exclusive or to create an exclusive reference.

(f)       Notices.

(i)       Notices To Coin Holders. All notices and communications to be given or otherwise made to a Coin Holder are to be sent electronically to the last known email (or other electronic) address for such Coin Holder on the books and records of the Company (or such other electronic address as may be directed by such Coin Holder from time to time by written notice to the Company). In connection with the foregoing, each Coin Holder hereby acknowledges and agrees that:

(1)       it will be the sole and absolute responsibility of each Coin Holder to advise the Company of any changes (including typographical corrections) with respect to the active email (or other electronic) notice address of such Coin Holder (including in connection with any transfer of the subject Coin(s)); and

(2)       neither the Company, nor any of its Affiliates, officers, directors, managers, employees and/or agents, will have any liability to any Coin Holder whatsoever, and each Coin Holder indemnifies and holds each such Person harmless, for ANY notice(s) (including any PA Notice) not received by such Coin Holder as a result of: (A) such Coin Holder’s failure to advise the Company of any changes to his/her/its respective email (or other electronic) notice address or Investor Account; and/or (B) any electronic and/or other transmission error not caused, directly or indirectly, by the action or inaction of the Company.

(ii)       Notices To The Company. All notices and communications to be given or otherwise made to the Company are to be sent via email to the Company at Ir@cerescoin.io with a paper copy to be sent to:

CERES COIN LLC

c/o CM Solutions LLC

39W462 Baert Lane,

St. Charles, Illinois 60175

Attn: Investor Relations

(iii)       General. All notices, requests and demands hereunder will be deemed to have been given or made: (1) if sent by e-mail or other electronic method (including via the Framework) one (1) workday following transmission, provided that evidence of such transmission is retained by the sending party; (2) if delivered in person, immediately upon delivery; (3) if by nationally recognized overnight courier service with all delivery fees prepaid and with instructions to deliver the next business day, one (1) business day after sending; and (4) if by any other mail service, three (3) business days after mailing. A written notice sent to a Person will also be deemed received on the date delivery will have been refused at the address required by this Section.

(g)       Legal Counsel. Each Coin Holder hereby acknowledges and agrees that: (i) such Coin Holder has had ample opportunity to consult with, and receive advice from, legal counsel of his/her/its choice with respect to this Agreement and the Coins and, having had said opportunity, has either consulted with such legal counsel or has made the decision not to consult with legal counsel prior to purchasing their respective Coin(s); and (ii) any rule of construction that operates in whole or in part to resolve ambiguities against the drafter of a document will not apply to the interpretation of this Agreement.

(h)       Termination of Coin. Upon the payment (in full) of all amounts payable to a Coin Holder hereunder, all Coins then held by such Coin Holder will be deemed fully satisfied and automatically terminated without further notice to, or action by, any party.

(i)       Successors and Assigns. All of the terms and provisions hereof will be binding upon, and inure to the benefit of, the respective executors, administrators, legal representatives, successors and permitted assigns of each of the parties hereto.

(j)       Governing Law. This Agreement will be construed and enforced in accordance with and governed by the internal laws of the State of Delaware without regard to the choice or conflict of law principles or rules that may cause the application of the laws of any jurisdiction other than those of the State of Delaware.

(k)       Dispute Resolution. Each of the parties irrevocably agrees as follows:

(i)       Except as provided in Section 11(l) below, should any dispute, controversy, claim or difference of any kind, in contract, tort or otherwise, arising out of or in connection with this Agreement and/or the Coins (each a “Dispute”), including any Dispute with respect to the calculation, amount and/or payment of any distribution to be made to a Coin Holder(s) hereunder, the party raising the Dispute will provide written notice of such Dispute to the Company (each a “Dispute Notice”). Such Dispute Notice will contain, at a minimum, a reasonably detailed explanation of the subject Dispute together with all supporting documentation (if any) and/or reference thereto, as applicable. The Company will respond to the party raising the Dispute, in writing, within ten (10) business days of receipt of a Dispute Notice (each a “Dispute Response”).

(ii)       If the subject Dispute is not resolved promptly following the exchange of the Dispute Notice and the Dispute Response pursuant Section 11(k)(i) above, the subject Dispute will be resolved individually and exclusively by binding arbitration administered by JAMS (“JAMS”) in accordance with its then-existing alternative dispute resolution procedures related to blockchain/cryptocurrency/digital asset disputes. Such Dispute will be finally settled by a three-arbitrator panel (each an “Arbitral Tribunal”). Further, to the extent any such unresolved Dispute relates, in whole or in part, to the technology underlying the Coins and/or the Company’s business (or any portion thereof), each member of the Arbitral Tribunal will have demonstrated familiarity with the subject technology.

(iii)       The party initiating arbitration will do so with JAMS. Unless otherwise mutually agreed to by the subject parties, the claimant (or claimants) will appoint one arbitrator in the applicable demand for arbitration, the respondent (or respondents) will appoint one arbitrator in the answering statement or, if no answering statement is filed, within fourteen (14) days of receipt of such demand for arbitration. If a party fails to timely appoint an arbitrator either within the period provided in this Section or such other time period as may otherwise be mutually agreed, the appointment will be made by JAMS. Following their appointment, the two arbitrators will consult, for a period not exceeding thirty (30) days on the appointment of the third arbitrator, who will serve as chairperson. If the two arbitrators fail to agree on the appointment of the third arbitrator within such thirty (30) day period, the third arbitrator will be appointed by JAMS.

(iv)       Absent the mutual agreement of the subject parties, the seat of any arbitration pursuant to this Section will be, and all hearings will take place in, the District of Columbia. The Arbitral Tribunal will be directed to render an award (each an “Award”) in writing within thirty (30) days following the last day of the final hearing. Such Award will state the reasons for the Award, will be final and binding on the parties, and will deal with the question of costs of arbitration and all matters related thereto. The prevailing party will be entitled to recover its legal and other fees. Notwithstanding anything to the contrary in this Section, any Award may be recognized and enforced by any court of competent jurisdiction.

(v)       If the Company is the party initiating arbitration, it will pay all of the arbitration administrator’s filing costs and administrative fees (other than hearing fees). If arbitration is instituted by any other party, filing costs and administrative fees (other than hearing fees) will be paid in accordance with the rules of the arbitration administrator selected, or in accordance with countervailing law if contrary to the arbitration administrator’s rules. With regard to hearing fees, the Company will pay the arbitration administrator’s hearing fees for one full day of arbitration hearings. Absent the mutual agreement of the subject parties, fees for hearings that exceed one day will be paid by the party requesting the hearing, unless the arbitration administrator’s rules or Applicable Law require otherwise. Notwithstanding the foregoing, each party will bear the expense of its own attorney’s fees, except as otherwise provided by law. If a statute gives any party the right to recover any of these fees, these statutory rights will apply in the arbitration notwithstanding anything to the contrary herein.

(vi)       Within thirty (30) days of a final Award, a party may appeal the Award for reconsideration by a second three-arbitrator panel selected according to the rules of the arbitration administrator. In the event of such an appeal, an opposing party may cross-appeal thirty (30) days after notice of the appeal. The panel will reconsider de novo all aspects of the initial Award that are appealed. Costs and conduct of any appeal will be governed by this Section and the arbitration administrator’s rules, in the same way as the initial arbitration proceeding. Any Award by the individual arbitrator that is not subject to appeal, and any panel award on appeal, will be final and binding, except for any appeal right under the Federal Arbitration Act (the “FAA”), and may be entered as a judgment in any court of competent jurisdiction.

(vii)       Unless otherwise consented to in writing by all parties to the arbitration: (1) no arbitration will proceed on a class, representative, or collective basis (including as private attorney general on behalf of others), even if the claim or claims that are the subject of the arbitration had previously been asserted (or could have been asserted) in a court as class representative, or collective actions in a court; (2) no party to an arbitration may join, consolidate, or otherwise bring claims for or on behalf of two or more individuals or unrelated corporate entities in such arbitration unless those persons are parties to a single transaction; and (3) an Award will determine the rights and obligations of the named parties only, and only with respect to the claims in the subject arbitration, and will not: (A) determine the rights, obligations, or interests of anyone other than a named party, or resolve any Dispute of anyone other than a named party; or (B) make an Award for the benefit of, or against, anyone other than a named party. No arbitration administrator or arbitrator will have the power or authority to waive, modify, or fail to enforce this Section 11(k)(vii), and any attempt to do so, whether by rule, policy, arbitration decision or otherwise, will be invalid and unenforceable. Any challenge to the validity of this Section 11(k)(vii) will be determined exclusively by a court of competent jurisdiction the District of Columbia and not by any arbitration administrator or arbitrator.

(l)       Jurisdiction for Disputes Related to Breaches of Federal Securities Laws. Notwithstanding Section 11(k) above, in the event of a Dispute resulting from the breach of any federal Securities Laws, the parties hereby irrevocably agree that: (i) any action or proceeding arising out of, or otherwise relating to, such Dispute will be commenced solely in the applicable court of competent jurisdiction in the District of Columbia; and (ii) summons and complaint commencing an action or proceeding in any such court will be properly served and will confer personal jurisdiction if served personally or by registered mail as provided under the laws of the District of Columbia.

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